UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

KLA-TENCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (408) 875-3000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Settlement of Derivative Litigation

As previously disclosed, shareholder derivative litigation was commenced beginning on May 22, 2006 on behalf of KLA-Tencor Corporation (the “Company”) in connection with the Company’s historical stock option granting process and related matters. Several separate derivative actions were consolidated in the United States District Court for the Northern District of California (the “Court”) under the caption In re KLA-Tencor Corp. Shareholder Derivative Litigation, Case No. C06-3445-JW (the “Derivative Litigation”). On March 15, 2010, the Company entered into a Stipulation of Settlement (the “Stipulation”) to resolve the Derivative Litigation in its entirety, subject to Court approval (the “Proposed Settlement”).

On March 25, 2010, the Court entered an order (the “Preliminary Order”) preliminarily approving the Proposed Settlement and scheduling a hearing for consideration of final approval of the Proposed Settlement on May 24, 2010.

As set forth more fully in the Stipulation, if the Proposed Settlement is given final approval by the Court, among other things, the Company will receive cash payments totaling approximately $33.2 million from its insurers and certain of the settling defendants, the Company will pay attorneys’ fees to plaintiffs’ counsel in the amount of $8 million in cash, in addition to $8 million in shares of Company common stock to be issued, and the Derivative Litigation will be dismissed with prejudice. This summary of the terms of the Stipulation is qualified entirely by reference to Exhibit 99.1 of this Current Report on Form 8-K, the content of which is incorporated by reference herein.

The terms of the Proposed Settlement are set forth in the Stipulation, which is attached hereto as Exhibit 99.1. The Notice of Proposed Settlement, which contains additional information, is attached hereto as Exhibit 99.2.

Separate Settlements with Former Executives

The Company has also entered into two separate settlements with former executives, Kenneth Schroeder (the Company’s former Chief Executive Officer) and Kenneth Levy (the Company’s former Chief Executive Officer and Chairman of the Board), to resolve separate claims that they asserted against the Company. As previously disclosed, Mr. Schroeder filed a lawsuit against the Company in California Superior Court asserting contract and tort claims in connection with the termination of his employment and cancellation of certain of his equity awards in October 2006, for which the Company recognized a $20.3 million benefit (in the form of reversal of previously recognized non-cash stock-based compensation charges) in the quarter ended December 31, 2006. Mr. Schroeder’s lawsuit was referred to arbitration, and the Company asserted various counterclaims against him. Under the settlement, the Company will pay Mr. Schroeder $16.5 million, the parties will release and dismiss their respective claims, and the Company’s ongoing obligation to indemnify and advance Mr. Schroeder’s costs of defending certain litigation brought against him by the U.S. Securities and Exchange Commission will be subject to express limitations.

Mr. Levy asserted breach of contract and tort claims against the Company for approximately $8.3 million in damages arising from the Company’s alleged refusal to allow him to exercise certain of his stock options in 2007 and 2008. Under the parties’ settlement of those claims, the Company will pay Mr. Levy $2.375 million, and the parties will exchange mutual releases.

The Company’s settlements of these separate claims with Mr. Schroeder and Mr. Levy will become final upon the Effective Date as defined in the Proposed Settlement of the Derivative Litigation. These separate settlements do not alter, restrict or impair the parties’ rights and obligations under the Proposed Settlement of the Derivative Litigation.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Stipulation of Settlement (In Re KLA-Tencor Corp. Shareholder Derivative Litigation, Case No. C06-3445-JW)

99.2	Notice of Proposed Settlement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date:	March 26, 2010	By:	/s/ BRIAN M. MARTIN
		Name:	Brian M. Martin
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Stipulation of Settlement (In Re KLA-Tencor Corp. Shareholder Derivative Litigation, Case No. C06-3445-JW)

99.2	Notice of Proposed Settlement